Exhibit 10.10
ENPRO INDUSTRIES, INC.
AMENDED AND RESTATED 2002 EQUITY COMPENSATION PLAN, AS AMENDED
RESTRICTED SHARE UNITS AWARD AGREEMENT

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

GRANTED TO	GRANT DATE	NUMBER OF UNITS
[________________]		[_______]

This Restricted Share Units Award Agreement, including all Exhibits hereto (the “Agreement”), is made between EnPro Industries, Inc., a North Carolina corporation (the “Company”), and you, an employee of the Company or one of its subsidiaries.

The Company sponsors the EnPro Industries, Inc. Amended and Restated 2002 Equity Compensation Plan, as amended (the “Plan”). A prospectus describing the Plan is enclosed as Exhibit A. The Plan itself is available upon request, and its terms and provisions are incorporated herein by reference. When used herein, the terms which are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable).

In recognition of the value of your contribution to the Company, you and the Company mutually covenant and agree as follows:

1.	Subject to the terms and conditions of the Plan and this Agreement, the Company awards to you the number of Restricted Share Units shown above (the “Units”).

2.	You acknowledge having read the Prospectus and agree to be bound by all the terms and conditions of the Plan and this Agreement.

3.
The Units are issued pursuant to this Agreement and shall vest on the date(s) shown on the enclosed Exhibit B. You shall not have the right to sell or otherwise dispose of the Units or any interest therein.

4.
You shall have no right to vote any of the Units with respect to any matter presented for a vote of the holders of the Company’s Common Stock and, with respect to the Units, you shall not be entitled to receive any dividends on the Company’s Common Stock when such dividends are paid.

5.
Upon the vesting of Units, you shall be entitled to receive from the Company either, at the Company’s election, (i) one share of Common Stock or (ii), if there are insufficient shares of Common Stock then available for issuance under the Plan, a cash payment in amount equal to the fair market value (as defined in the Plan) of one share of Common Stock on the date of vesting (the “Vesting Date”), plus, in either case (i) or (ii), a cash payment equal to the aggregate amount of cash dividends paid with respect to one share of Common Stock from the Grant Date to and including the Vesting Date.

6.
You acknowledge and agree that upon your termination of employment with the Company and its subsidiaries prior to the Units becoming vested in accordance with paragraph 3 and Exhibit B of this Agreement or otherwise in accordance with the Plan, your right to receive payment on any such unvested Units shall automatically, without further act, terminate.

7.
You agree that you shall comply with (or provide adequate assurance as to future compliance with) all applicable securities laws and income tax laws as determined by the Company as a condition precedent to the payment of any amount pursuant to this Agreement. In addition, you agree that, upon request, you will furnish a letter agreement providing that (i) you will not distribute or resell in violation of the Securities Act of 1933, as amended, any of shares of the Company’s Common Stock delivered in payment of the Units (ii) you will indemnify and hold the Company harmless against all liability for any such violation and (iii) you will accept all liability for any such violation.

8.
By executing and returning the Beneficiary Designation Form attached as Exhibit C, you may designate a beneficiary to receive any payment to be made hereunder in the event of your death while in service with the Company. If you do not designate a beneficiary or if your designated beneficiary does not survive you, then your beneficiary will be your estate.

9.
The existence of this award shall not affect in any way the right or power of the Company to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Company’s Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

10.
Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as the Company may notify you from time to time; and to you at your electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as you, by notice to the Company, may designate in writing from time to time.

11.
Regardless of any action the Company or your employer takes with respect to any or all income tax, payroll tax or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items owed by you is and remains your responsibility and that the Company and/or your employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this award, including the grant and vesting of the Units and the subsequent sale of any shares of Common Stock delivered in payment of any Units; and (ii) do not commit to structure the terms of the grant or any aspect of the Units to reduce or eliminate your liability for Tax-Related Items.

In the event the Company determines that it and/or your employer must withhold any Tax-Related Items as a result of your participation in the Plan, you agree as a condition of the grant of the Units to make arrangements satisfactory to the Company and/or your employer to enable it to satisfy all withholding requirements, including, but not limited to, withholding any applicable Tax-Related Items from the vesting and payment of the Units. In addition, you authorize the Company and/or your employer to fulfill its withholding obligations by all legal means, including, but not limited to: withholding Tax-Related Items from your wages, salary or other cash compensation your employer pays to you; withholding Tax-Related Items from the cash proceeds, if any, received upon sale of any shares of Common Stock received in payment of Units; and at the time of vesting, withholding shares of Common Stock or the cash payment to be delivered in payment of the Units sufficient to meet minimum withholding obligations for Tax-Related Items. In the event that you have not advised the Company at least 21 days prior to the occurrence of any event requiring it and/or your employer to withhold any Tax-Related Items, you will be deemed to have irrevocably directed the Company and/or your employer to fulfill its withholding obligations by withholding any applicable Tax-Related Items from the vesting and payment of the Units. The Company may refuse to deliver shares of Common Stock, or the cash payment, upon vesting of the Units if you fail to comply with any withholding obligation.

12.
In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. This Agreement constitutes the final understanding between you and the Company regarding the Units. Any prior agreements, commitments or negotiations concerning the Units are superseded. Subject to the terms of the Plan, this Agreement may only be amended by a written instrument signed by both parties.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and you have hereunto set your hand, all effective as of the Grant Date listed above.

ENPRO INDUSTRIES, INC. _______________________________________________ [___________________]	EMPLOYEE __________________________________________ [___________________]

EXHIBIT A

(This document constitutes part of a
prospectus covering securities that
have been registered under
the Securities Act of 1933)
PROSPECTUS

5,225,000 SHARES
ENPRO INDUSTRIES, INC.
COMMON STOCK
____________
AMENDED AND RESTATED 2002 EQUITY COMPENSATION PLAN
____________
This Prospectus relates to the offer and sale of up to 5,225,000 shares of our common stock to eligible employees under the EnPro Industries, Inc. Amended and Restated 2002 Equity Compensation Plan (the “Plan”). The Plan was most recently approved by our shareholders at the annual meeting held on April 30, 2014 and by our Board of Directors at its December 2015 meeting. The Plan terminates on February 10, 2019, unless terminated earlier by our Board of Directors.
The purpose of the Plan is to promote the interests of the shareholders by providing stock-based incentives to selected employees and “Outside Directors” to align their interests with shareholders and to motivate them to put forth maximum efforts toward the continued growth, profitability and success of our company.
The Plan is generally administered by the Compensation and Human Resources Committee of our Board (the “Committee”). See “Administration” below. The Plan is not a qualified pension, profit-sharing or stock bonus plan within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Further, in our view, the Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974.
For additional information concerning awards made under the Plan, please contact Marc Mulliss at 704-731-1553.
This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended (the “Securities Act”).
_______________
The date of this Prospectus is February 16, 2016.

SUMMARY OF PLAN
The following summary of the Plan is subject to, and qualified in its entirety by reference to, all the provisions of the Plan, a copy of which may be obtained upon request.
Eligibility
Salaried, full-time employees of us or of our subsidiaries may participate in the Plan. The Committee, in its discretion, will select the award recipients and the nature and amount of any awards. The Committee may, within certain limits, delegate to our CEO and other senior officers authority to make such award determinations.
In addition, members of our Board of Directors and any of our subsidiary corporations of which we own more than 50% of the voting stock, excluding directors who are employees or former employees of us or our subsidiaries within five years after their termination of employment (“Outside Directors”) are eligible to receive awards of phantom shares as described below.
Number of Shares
There are 5,225,000 shares of our common stock available for issuance under the Plan. If an award made under the Plan terminates, expires, lapses or is canceled, the shares covered by that award remain available for issuance under the Plan. However, shares used to pay any option exercise price or to satisfy a tax withholding obligation are deemed to constitute shares delivered under the Plan and will not be available for future issuance under the Plan. Shares of our common stock issued pursuant to the Plan may be original issue shares or treasury shares.
Awards to Eligible Employees
Pursuant to the Plan, the Committee may award eligible employees incentive stock options (“ISOs”), nonqualified stock options (“NQSOs”), stock appreciation rights (“SARs”), performance shares, restricted stock units, restricted stock shares and other awards. Each award will be evidenced by an award document setting forth the terms and provisions applicable to the award.
Stock Options. The Plan provides for the grant of options to purchase shares of our common stock at option prices which are not less than the fair market value of shares of our common stock on the grant date. In making an option award, the Committee determines whether the award will be either an ISO or NQSO. The Committee also establishes all of the other terms and conditions of each option award at the time of grant, including any vesting requirements. The applicable award document will specify the term of the option (up to a maximum of ten years), and the extent to which options may be exercised during their terms, including in the event of your death, disability or termination of employment. You may pay the option exercise price either in cash or by tendering shares of our common stock with a fair market value at the date of the exercise equal to the portion of the exercise price which you do not pay in cash. In addition, the Committee may from time to time allow cashless exercises by any means which it determines to be consistent with the Plan’s purposes and applicable law. You will have no rights as a shareholder until you become the holder of record of shares of our common stock issued upon exercise of such stock options.
Stock Appreciation Rights. The Plan also provides for the grant of SARs, which entitle holders, upon exercise, to receive shares of our common stock with a value equal to the difference between (i) the fair market value on the exercise date of the shares with respect to which an SAR is exercised and (ii) the grant price of the SAR, which shall not be less than the fair market value of such shares on the grant date. The Committee establishes all of the terms and conditions of each SAR at the time of grant, including any vesting requirements; provided that the term may not exceed ten years from the grant date and each SAR must be settled only in common stock..

Performance Shares. The Committee may make awards of performance shares (which may be actual shares of our common stock or phantom shares) subject to conditions established by the Committee that may include attainment of specific performance objectives. Performance share awards may include the awarding of additional shares upon attainment of the specified performance objectives.
Restricted Shares. A restricted share is an actual share of our common stock issued in your name that is subject to certain vesting requirements and which we hold until the applicable vesting date, at which time the share is released to you. The Committee establishes all of the terms and conditions of each award at the time of grant, including any vesting requirements, which are set forth in an award document. Restricted share awards that vest based on continued employment generally have a minimum three-year vesting period, though they may vest earlier in the event of death, disability or retirement. Prior to vesting, you may vote and receive cash dividends with respect to restricted shares as specified in your award document.
Restricted Stock Units. The Committee may make awards of restricted stock units which is the right to receive our common stock upon the vesting of the restricted stock unit. The Committee establishes all of the terms and conditions of each award at the time of grant, including any vesting requirements, which are set forth in an award document. Restricted stock units that vest based on continued employment generally have a minimum three-year vesting period, though they may vest earlier in the event of death, disability or retirement. If we pay any common stock dividends prior to the vesting of the restricted stock units, recipients of the restricted stock units will not be entitled to receive any such dividends when such dividends are paid. Recipients have no right to vote any restricted stock units on any matter presented to a vote of the company’s shareholders. Upon vesting, the recipient would be entitled to receive, for each restricted stock units vesting, one share of common stock plus a cash payment equal to the aggregate amount of cash dividends paid with respect to one share of common stock from the date the award was made to and including the date of vesting.
Other Awards. The Committee may make other awards under the Plan in units or phantom shares, the value of which is based, in whole or in part, on the value of our common stock. The Committee may provide that such awards are to be paid in cash, in shares, or in a combination of both cash and shares, under such terms and conditions as the Committee may establish, which are set forth in an award document.
Awards of Phantom Shares to Outside Directors
Pursuant to the Plan, the Committee will make a one-time grant of phantom shares, in an amount to be determined by the Committee, to each Outside Director upon his or her election to the board. Thereafter, each Outside Director will receive an annual grant of phantom shares, in an amount and on terms determined by the Committee. In addition, the Committee may, from time to time, make additional grants of phantom shares to Outside Directors.
The terms and provisions of the phantom shares are as follows:
Vesting. Phantom shares granted to Outside Directors are fully vested at grant.
Dividend Equivalents. Dividend equivalents accrue on all phantom shares granted to Outside Directors. Upon the payment date of each dividend declared on our common stock, that number of additional phantom shares will be credited to each Outside Director’s award which has an equivalent fair market value to the aggregate amount of dividends which would be paid if the number of the Outside Director’s phantom shares were actual shares of the common stock. Dividend equivalents are vested at the time the dividend is paid.
Payment. Upon termination of service of an Outside Director as a member of the Board of Directors (the “termination date”), we will pay to the Outside Director all phantom shares credited to the Outside Director on the termination date in the form of one share of our common stock for each whole phantom share, with cash for any fractional phantom share based on the fair market value of our common stock on the applicable date. The shares of common stock are paid and delivered as soon as administratively practicable after the termination date.

Fair Market Value
For all purposes of the Plan, the fair market value of a share of our common stock will be the closing selling price on the relevant date (as of 4:00 p.m. New York, New York time), as reported on the New York Stock Exchange – Composite Transactions listing (or similar report), or, if no sale was made on such date, on the next preceding day on which a sale was made.
Award Limits
The following limits apply to awards made under the Plan:

•	In no event may any individual receive awards under the Plan for a given calendar year covering in excess of 500,000 shares of our common stock; and

•	We will not grant ISOs covering in the aggregate more than 1,000,000 shares of our common stock during the term of the Plan.
Transferability of Awards
You may not transfer any award granted under this Plan other than by will or the laws of descent and distribution or by such other means as the Committee may approve from time to time.
Withholding for Payment of Taxes
The Committee will have the right to determine the amount of any Federal, state or local required withholding tax, and may require that any such required withholding tax be satisfied by withholding shares of our common stock or other amounts which would otherwise be payable under this Plan.
Changes in Capitalization and Similar Changes
In the event of any corporate event or transaction (including a change in common stock or capitalization or our company), such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin off, or other distribution of stock or property or our company, a combination or exchange of our common stock, dividend in kind or other similar change in capital structure, number of outstanding shares of our common stock, distribution (other than normal cash dividends) to our shareholders or any similar corporate event or transaction, the aggregate number of shares of our common stock with respect to which awards may be made under the Plan, and the terms, types of shares and number of shares of any outstanding awards under the Plan will be equitably adjusted by the Committee in its discretion to preserve the benefit of the award for both you and us.
Change in Control
The Plan provides that, in the event of a change in control of our company (as defined in the Plan), all options awarded prior to December 2, 2015 will be fully exercisable as of the date of the change in control and will remain exercisable for a period of two years thereafter (not to exceed the original award term). The Committee may also take actions with respect to options awarded after December 2, 2015 and outstanding awards of SARS, performance shares, restricted stock units, restricted shares or other awards.
Amendment and Termination of Plan
Our Board of Directors has the power to amend, modify or terminate the Plan on a prospective basis, provided that the Board of Directors may condition any amendment to the Plan on shareholder approval if it deems shareholder approval to be necessary or appropriate.

Administration
The Plan is administered by the Committee. Under the Plan, the Committee has the authority to (i) select the employees to receive awards from time to time, (ii) make awards in such amounts as it determines, (iii) impose limitations, restrictions and conditions upon awards as it deems appropriate, (iv) establish performance targets and allocation formulas for awards of performance shares, restricted shares or other awards intended to be “qualified performance‑based compensation” under Code Section 162(m), (v) certify the attainment of performance goals, if applicable, as required by Code Section 162(m), (vi) interpret the Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, (vii) correct any defect or omission or reconcile any inconsistency in the Plan or any award granted thereunder and (viii) make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee may delegate its authority under the Plan to the extent permitted by applicable law. All determinations and decisions made by the Committee pursuant to the Plan will be final, conclusive and binding.
Code Section 162(m)
Because stock options and SARs granted under the Plan must have an exercise price equal at least to fair market value at the date of grant, compensation from the exercise of stock options and SARs should be treated as “qualified performance‑based compensation” for Code Section 162(m) purposes.
In addition, the Plan authorizes the Committee to make awards of performance shares, restricted shares and other awards that are conditioned on the satisfaction of certain performance criteria. For awards intended to result in “qualified performance‑based compensation,” the Committee will establish prior to or within 90 days after the start of the applicable performance period the applicable performance conditions. The Committee may select from the following performance measures for such purpose: total sales, sales growth (with or excluding acquisitions), revenue-based measures for particular products, product lines or product groups, net income (before or after asbestos charges and/or other selected items), earnings per share of Common Stock (before or after asbestos and/or other selected items), pretax income (before or after asbestos charges and/or other selected items), consolidated operating income (pre or post-tax and before or after asbestos charges and/or other selected items), segment operating income (pre or post-tax and before or after asbestos charges and/or other selected items), earnings before interest and taxes (before or after asbestos charges and/or other selected items), earnings before interest, taxes, depreciation and amortization (before or after asbestos charges and/or other selected items), free cash flow (pre or post-tax and before or after asbestos charges and/or other selected items), asbestos-related cash outflows (or changes in asbestos-related cash outflow), new asbestos commitments (or changes in new asbestos commitments), return on equity, assets, investment, invested capital, capital, total or net capital employed, or sales (pre or post-tax and before or after asbestos charges and/or other selected items), cash flow return on investments, total shareholder return, Common Stock price increases, total business return (before or after asbestos charges and/or other selected items), economic value added or similar “after cost of capital” measures, return on sales or margin rate, in total or for a particular product, product line or product group, working capital (or any of its components or related metrics), working capital improvement, market share, measures of customer satisfaction (including survey results or other measures of satisfaction), safety (determined by reference to recordable or lost time rates, first aids, near misses or a combination of two or more such measures or other measures), measures of operating efficiency such as productivity, cost of non-conformance, cost of quality, on time delivery and efficiency ratio and strategic objectives with specifically identified areas of emphasis such as cost reduction, acquisition assimilation synergies, acquisitions or organization restructuring. The Committee will state the performance conditions in the form of an objective, nondiscretionary formula and will certify in writing the attainment of such performance conditions prior to any payout with respect to such awards. The Committee in its discretion may adjust downward the permissible amount of any such award, even if the performance objective is achieved.
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
The following is a general summary of the current federal income tax consequences of the granting and exercise of stock options and of awards of common stock (including both performance shares and restricted stock), phantom stock, stock units and SARs under the Plan. It does not attempt to describe all possible federal or other tax consequences of participation in the Plan. Furthermore, the tax consequences of awards made under the Plan are complex and subject to change, and some variation of the described rules may be applicable to any particular participant’s tax situation. The summary assumes in each case that there will no violation of the deferred compensation rules of the Internal Revenue Service, which would subject the affected participants to immediate taxation and penalties on unvested awards.

Incentive Stock Options.  An employee who is granted an ISO under the Plan will not be subject to federal income tax upon the grant or exercise of the option. However, upon the exercise of an ISO, the difference between the exercise price for the option and its fair market value on the date of exercise, which is commonly referred to as the spread, is a tax preference item that must be taken into account in determining the employee’s alternative minimum tax. If the employee disposes of the shares in the same year the option was exercised, there are no alternative minimum tax implications. Generally, the employee can recover any alternative minimum tax liability paid as a credit against ordinary income taxes owed in future years.

In the event of a sale of the shares received upon exercise of an ISO after two years from the date of grant and one year after the date of exercise (which we refer to as the “Holding Period”), any appreciation of the shares received above the exercise price should be a capital gain. The current federal tax rate applicable to long-term capital gains is 15 percent.

We will not be entitled to a tax deduction with respect to the grant or exercise of an ISO, or with respect to any disposition of such shares after the Holding Period. However, if shares acquired pursuant to the exercise of an ISO are sold by the employee before the end of the Holding Period, any gain on the sale will be ordinary income for the taxable year in which the sale occurs. Income will be realized only to the extent the amount received upon sale exceeds the employee’s adjusted basis for the stock. We will be entitled to a tax deduction in the amount of the ordinary income realized by the employee.

Non-incentive Stock Options.  An employee who is granted an NQSO under the Plan will not be subject to federal income tax upon the grant of the option, and we will not be entitled to a tax deduction by reason of such grant. Upon exercise of an NQSO, the spread or excess of the fair market value of the shares on the exercise date over the option price will be considered compensation taxable as ordinary income to the employee. Because it is treated as compensation, the spread is subject to withholding of applicable payroll taxes. We may claim a tax deduction in the amount of the taxable compensation realized by the employee.

Common Stock Awards.  Common stock awards made without restrictions are subject to federal tax to the recipient and are deductible to our company. Stock awards with restrictions (including both performance shares, restricted stock units and restricted shares) generally will not be subject to federal tax upon grant, and we will not be entitled to a tax deduction upon grant. When the restrictions lapse, the fair market value of shares free of restrictions will be considered compensation taxable as ordinary income to the employee and we may claim a tax deduction at the same time in the same amount.

Phantom Stock, Stock Unit Awards and SARs.  A director or employee who is granted a phantom share, stock unit or SAR award under the Plan will not be subject to federal tax upon the grant of the award and we will not be entitled to a tax deduction by reason of such grant. However, when common stock or cash is delivered to the participant pursuant to such an award, the participant will recognize ordinary income equal to the fair market value of the shares or cash delivered under the award, and we may claim a tax deduction at the same time in the same amount.

RESTRICTIONS ON RESALE
If you are one of our “affiliates” as defined in Rule 405 under the Securities Act, resales of shares of our common stock that you acquire under awards under the Plan will be subject to the volume, manner of sale and reporting requirements of Rule 144 under the Securities Act unless we register your shares under the Securities Act for resale pursuant to a separate prospectus. If you have been designated as one of our reporting officers for purposes of Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), resales of shares of our common stock that you acquire under awards pursuant to the Plan may be “matched” with nonexempt purchases of our common stock within the previous or following six months for purposes of the “short‑swing profits” recovery provisions of Section 16(b). Further, in no event may you sell shares of our common stock, whether acquired pursuant to the Plan or otherwise, if you are in possession of material information regarding our company that has not been publicly disclosed.
You are advised to consult with counsel regarding your status as an affiliate and as a Section 16(b) reporting officer and the application of other federal and state securities laws to resales of shares of our common stock that you acquire pursuant to the Plan.
ADDITIONAL INFORMATION
We have filed a registration statement with respect to the shares of our common stock offered under the Plan with the Securities and Exchange Commission under the Securities Act. This registration statement incorporates by reference certain documents including our most recent Annual Report on Form 10-K and all subsequent reports on Form 10-K, Form 10-Q and Form 8-K, our proxy statements, and a description of our common stock filed under the Exchange Act, which documents are also incorporated by reference in this Prospectus.
We will promptly furnish, without charge, on your request, a copy of any of the documents incorporated by reference in the registration statement and in this Prospectus (other than exhibits to such documents which are not specifically incorporated by reference in such documents), as well as our most recent Annual Report to Shareholders, if any, and any and all documents supplementing or updating the information contained in this Prospectus (including Plan information previously delivered, if requested). Such requests should be addressed to: EnPro Industries, Inc., 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina, 28209-4674, Attn: Julie Lentz.

EXHIBIT B

ENPRO INDUSTRIES, INC.
AMENDED AND RESTATED 2002 EQUITY COMPENSATION PLAN
RESTRICTED SHARE UNITS AWARD AGREEMENT

Vesting of Shares

(a)    Vesting Schedule. Subject to the provisions of paragraph (b) and (c) below, the Units shall become vested as follows if you remain employed with the Company and its subsidiaries through the dates specified: the Units will vest on the third anniversary of the Grant Date.

(b)    Termination of Employment Prior To Vesting. If your employment with the Company and its subsidiaries terminates prior to the Vesting Date of Units, then such Units shall be forfeited; provided, however, that the Units shall become immediately vested in the event of termination of your employment as a result of: (i) your death or (ii) your becoming totally disabled under the Company’s Long-Term Disability Plan, and provided, further that in the event of termination of your employment as a result of your retirement under the Company’s Salaried Pension Plan (or a similar pension plan maintained by a subsidiary that is your employer) the Units shall become immediately vested upon the earlier of the third anniversary of the Grant Date or the date of your death, in an amount equal to the product of the total number of Units awarded multiplied by the quotient of (i) the whole number of calendar months (with any portion of a calendar month greater than 15 days being considered a whole calendar month and any portion of a month constituting 15 or fewer days not being considered a whole calendar month) from the date of the award of the Units to the date of your termination of your employment as a result of your retirement, which shall not exceed 36, divided by (ii) 36.

(c)    Change in Control. Notwithstanding anything herein to the contrary, in the event of a Change in Control, the Units will vest as follows:

(i)    To the extent the Units are assumed, converted or replaced by the resulting entity in the Change in Control, if within two years after the date of the Change in Control you have a termination of employment either (A) by the Company other than for “Cause” or (B) by you for “Good Reason” (each as defined in paragraph (d) below), then the Units shall become vested in full and shall be paid as soon as administratively practicable (not more than 30 days) after the date of such termination of employment; provided, however, that if you are eligible for retirement under paragraph (b) above as of the date of such termination of employment, payment of the Units shall occur on the earlier of the third anniversary of the Grant Date or the date of your death to the extent necessary to avoid the imposition of any additional tax under Section 409A of the Code.

(ii)    To the extent the Units are not assumed, converted or replaced by the resulting entity in the Change in Control, then upon the Change in Control, the Units shall become vested in full and shall be paid as soon as administratively practicable (not more than 30 days) after the date of the Change in Control.

(d)    Definitions. For purposes of this Exhibit B, the following terms shall have the following meanings:

(i)“Cause” shall be defined as that term is defined in your offer letter or other applicable employment or management continuity agreement; or, if there is no such definition, “Cause” means your termination of employment with the Company due to (A) the willful and continued failure by you to substantially perform your duties with the Company, which failure causes material and demonstrable injury to the Company (other than any such failure resulting from your incapacity due to physical or mental illness), after a demand for substantial performance is delivered to you by the Company which specifically identifies the manner in which the Company believes that you have not substantially performed your duties, and after you have been given a period (hereinafter known as the "Cure Period") of at least thirty (30) days to correct your performance, (B) the willful engaging by you in other gross misconduct materially and demonstrably injurious to the Company, (C) conviction of a felony or a misdemeanor involving moral turpitude, (D) your willful receipt of an improper personal benefit that demonstrably injures the Company, and (E) your willful and material violation of the Company’s written policies after being

B-1

provided written notice of such violation and a Cure Period of at least thirty (30) days. For purposes hereof, no act, or failure to act, on your part shall be considered "willful" unless conclusively demonstrated to have been done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interests of the Company.

(ii)“Good Reason” shall be defined as that term is defined in your offer letter or other applicable employment or management continuity agreement; or, if there is no such definition, “Good Reason” means, provided that you have complied with the Good Reason Process, the occurrence of any of the following events without your consent: (A) a material diminution in your responsibility, authority or duty; (B) a material diminution in your base salary except for across-the-board salary reductions based on the Company and its Subsidiaries’ financial performance similarly affecting all or substantially all management employees of the Company and its Subsidiaries; or (C) the relocation of the office at which you were principally employed immediately prior to a Change in Control to a location more than fifty (50) miles from the location of such office, or your being required to be based anywhere other than such office, except to the extent you were not previously assigned to a principal location and except for required travel on your employer’s business to an extent substantially consistent with your business travel obligations at the time of the Change in Control.

“Good Reason Process” means that (A) you reasonably determine in good faith that a Good Reason condition has occurred; (B) you notify the Company and its Subsidiaries in writing of the occurrence of the Good Reason condition within sixty (60) days of such occurrence; (C) you cooperate in good faith with the Company and its Subsidiaries’ efforts, for a period of not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (D) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and (E) you terminate your employment for Good Reason within sixty (60) days after the end of the Cure Period. If the Company or its Subsidiaries cures the Good Reason condition during the Cure Period, and you terminate your employment with the Company and its Subsidiaries due to such condition (notwithstanding its cure), then you will not be deemed to have terminated your employment for Good Reason.

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EXHIBIT C
ENPRO INDUSTRIES, INC.
AMENDED AND RESTATED 2002 EQUITY COMPENSATION PLAN, AS AMENDED
RESTRICTED SHARE UNITS AWARD AGREEMENT
Beneficiary Designation Form
Please complete this form only if you haven’t already designated a beneficiary for your Units granted under the Plan (defined below) or if you wish to change your current beneficiary designation. Completed forms should be returned to Julie Lentz at 5605 Carnegie Blvd., Suite 500, Charlotte, NC 28209 or julie.lentz@enproindustries.com.

GRANT DATE	NUMBER OF UNITS
[_________________]	[_____]

With respect to the above described award of Units under the EnPro Industries, Inc. Amended and Restated 2002 Equity Compensation Plan, as amended (the “Plan”), I hereby designate the following person or entity as my beneficiary with respect to any delivery of payment with respect to the Units in the event of my death.
If my beneficiary named below predeceases me, any such payment will be made to my estate.

Name and Address of Beneficiary	Social Security #	Relationship to Participant

I understand that I may change this designation at any time by executing a new form and delivering it to the Human Resources Department. This designation supersedes any prior beneficiary designation made by me under the Plan with respect to the Units.

Employee's Name (Please print)
Witness:______________________________________
Signature of Employee

Date:_______________________________

Received by the Human Resources Department this ____ day of _________, _____.

By:__________________________________________

C-1